                                   EXHIBIT 16

                                  June 20, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sir/Madam:

     The representations made in this letter are based solely on discussions with and representations from the engagement partner and manager on the audits of the financial statements of this registrant for the two most recent fiscal years. Those individuals are no longer with Arthur Andersen LLP.

     We have read the first two paragraphs of Item 4 included in the Form 8-K dated June 20, 2002 of Winmark Corporation filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.

                                       Yours very truly,

                                       Arthur Andersen LLP